Exhibit 10.2
DELPHI FINANCIAL GROUP, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
SECTION 1. Purpose.
     Delphi Financial Group, Inc. (the “Company”) hereby establishes, subject to shareholder approval, this Annual Incentive Compensation Plan (the “Plan”) in order to provide the Company with an additional means to attract and retain executive officers by providing them with an opportunity to earn annual incentive compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their contributions to the growth, profitability and success of the Company from year to year.
     The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Code (as hereinafter defined). The Plan shall be interpreted and construed in a manner consistent with such intent.
SECTION 2. Definitions.
     2.1. “Award” means the amount of incentive compensation to which a Participant is entitled for each Plan Year as determined by the Committee pursuant to Sections 4 and 5 of the Plan.
     2.2. “Board” means the Company’s Board of Directors.
     2.3. “Code” means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.
     2.4. “Committee” means the Stock Option and Compensation Committee of the Board, which shall be comprised solely of at least two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code, are “outside directors” within the meaning of such section. However, no act of the Committee shall be void or deemed to be without authority due to the failure of a member to meet any qualification requirement at the time the action is taken.
     2.5. “Determination Date” means the day not later than the 90th day of a Plan Year or such other date by which the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation under Section 162(m) of the Code.
     2.6. “Eligible Employee” means any executive officer (as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company.
     2.7. “Participant” means an Eligible Employee who has been selected to potentially receive an Award for a given Plan Year, subject to achievement of one or more performance goals and satisfaction of other conditions under the Plan or specified by the Committee.
     2.8. “Plan Year” means the fiscal year of the Company or such other period established by the Committee.

SECTION 3. Administration.
     The Plan shall be administered by the Committee. The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year; to determine the Participants for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan, including determining the form and timing of payment and any conditions (such as further service requirements) that will apply to such payment; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.
SECTION 4. Determination of Awards.
     The amount of a Participant’s Award for any Plan Year shall be an amount not greater than $3,000,000, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to a Participant. Performance goals may vary as among Participants and shall be based upon one or more of the following criteria, as the Committee may deem appropriate: appreciation in value of the Company’s stock; total Company stockholder return; operating income; pretax operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity (including operating earnings return on equity); growth in investable assets; return on designated assets; investment portfolio or subportfolio return; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; insurance premiums or liabilities (including premiums or liabilities attributable to one more types of new or existing insurance products) generated; expenses (including expense ratio); loss ratio; combined ratio; new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; and net profit margin. Performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of a published or special index or benchmark deemed applicable by the Committee, or otherwise as determined by the Committee. The performance goals may be determined by reference to the performance of the Company and/or a subsidiary or affiliate of the Company, or of a division or unit of any of the foregoing. No later than the Determination Date for a Plan Year, the Committee shall designate (i) the Participants for such Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable to each Participant under the Plan upon achievement of such performance goals and satisfaction of other conditions under the Plan or specified by the Committee. So long as an Award is fully contingent upon a measure of performance as specified in this Section 4, the Committee may consider other measures of performance or other circumstances in its exercise of discretion (“negative discretion”) to reduce the final Award. The Committee may specify at the time an Award opportunity is authorized or at any other time such other performance measures or other terms upon which it will exercise negative discretion.

SECTION 5. Payment of Award.
     An Award (if any) to a Participant for a Plan Year shall be paid following the end of the Plan Year; and on or prior to the fifteenth day of the third month following the end of the Plan Year; provided, however, that the Committee shall have first certified in writing (i) that the applicable performance goal or goals with respect to such Participant for such Plan Year were satisfied and the level of the attainment of such goal or goals, (ii) that all other material terms upon which payment of the Award is conditioned were satisfied and (iii) the amount of each Participant’s Award. The Committee, unless it determines otherwise, may exercise negative discretion to reduce the amount that would otherwise be payable under an Award by reason of the applicable performance goal’s having been achieved. Payments will be in cash, subject to any conditions the Committee may impose; provided, however, that the Committee may also provide that an Award will be paid in whole or in part in shares of the Company’s common stock or other Company common stock-based awards, including restricted shares, restricted share units or other share awards, if and to the extent that shares are available under a separate equity compensation plan of the Company and permitted to be granted in connection with such incentive awards, in any case with an aggregate fair market value at the time of payment not to exceed $3,000,000. If a Participant dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award (determined as set forth herein) shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Participant’s estate, in the form of a lump sum payment in cash at or prior to the time set forth above for payment of Awards. Notwithstanding the foregoing, the Committee may determine, by separate agreement with any Participant or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Participant upon the Participant’s death or disability, or upon a change of control of the Company, during the Plan Year.
SECTION 6. Non-transferability.
     No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.
SECTION 7. Amendments and Termination.
     The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall materially and adversely affect the rights of a Participant or a beneficiary with respect to a previously certified Award except with the written consent of such Participant or beneficiary. Amendments to the Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

     SECTION 8. General Provisions.
     8.1. Nothing set forth in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon any person any right to continued employment.
     8.2 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
     8.3 The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the authorization of Awards and performance goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or any business unit thereof, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority would cause an Award potentially grantable hereunder to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
     8.4 The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.
     8.5 The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws (including those governing contracts) of Delaware, without giving effect to principles of conflicts of laws.
     8.6 It is intended that this Plan and any Awards granted hereunder will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder, to the extent the Plan and Awards are subject thereto, and the Plan and the Awards shall be interpreted on a basis consistent with such intent.
SECTION 9. Effective Date of Plan; Reapproval.
     The Plan shall become effective as of January 1, 2009, subject to approval by the stockholders of the Company at the Company’s 2009 Annual Meeting of Stockholders. To the extent required to comply with Section 162(m) of the Code and otherwise determined to be appropriate by the Board, the Plan shall be submitted for reapproval by shareholders no later than the first meeting of the stockholders of the Company that occurs in calendar year 2014.